EXHIBIT 99.7

News Release
August 18, 2000

Trading Symbols:
TRBD (EASDAQ)

TURBODYNE FILES AMENDMENT TO ANNUAL REPORT

Carpinteria, California—August 18, 2000—Turbodyne Technologies Inc. (EASDAQ: TRBD) filed an amendment to its Annual Report on Form 10-K405/A with the U.S. Securities and Exchange Commission and with the Market Authority of EASDAQ. The complete filing is available at http://www.freeedgar.com or through the respective link on the Company’s homepage.

Turbodyne Technologies Inc., a California based high technology company, specializes in the development of charging technology for internal combustion engines plus the development and manufacturing of high-tech assemblies for electrically assisted turbochargers and superchargers. Turbodyne Technologies Inc.’s headquarters is located in Carpinteria, CA; the European business location is Frankfurt, Germany.

Contacts:

Kenneth Fitzpatrick, VP Group Finance—Investor Relations: (805) 684-4551
Markus Kumbrink, Turbodyne Europe Investor Relations: +49-69-69-76-73-13